EXHIBIT 11

                 TELEDYNE, INC. AND SUBSIDIARIES
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          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
          ----------------------------------------------

           THREE MONTHS ENDING MARCH 31, 1996 AND 1995
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         (In millions except per share and share amounts)


                                                     1996            1995
                                                  -----------    -----------

Shares Used in Computing Earnings Per Share:
  Weighted average number of shares outstanding    55,859,589     55,500,626

  Incremental shares attributed to outstanding
    options                                         1,106,766      1,035,904
                                                  -----------    -----------

                                                   56,966,355     56,536,530
                                                  ===========    ===========

Net Income                                        $      62.5    $      64.3

Dividends on Preferred Stock                              0.7              -
                                                  -----------    -----------

Net Income Available to Common Shareholders       $      61.8    $      64.3
                                                  ===========    ===========

Fully Diluted Net Income Per Common Share         $      1.08    $      1.14
                                                  ===========    ===========

Published Net Income Per Common Share             $      1.11    $      1.16
                                                  ===========    ===========

Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.